Exhibit 5

                    EHRENREICH EILENBERG KRAUSE & ZIVIAN LLP


                                               September 3, 1998



Pharmos Corporation
33 Wood Avenue South, Suite 466
Iselin, New Jersey 08830

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the offer by Pharmos Corporation ("the Company") to sell up to 3,000,000 shares (the "Shares") of the Common Stock, par value $.03 per share (the "Offering"). As your counsel in connection with the Offering and sale of the Shares, we have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of the Company and of public officials and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

Based on these examinations, it is our opinion that the Shares, when issued upon payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement.


         Very truly yours,

         EHRENREICH EILENBERG KRAUSE & ZIVIAN LLP

         /s/ Ehrenreich Eilenberg Krause & Zivian LLP